EXHIBIT 12.  STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                        Years Ended December 31,
                           ------------------------------------------

                             1994      1993     1992      1991      1990
                             ----      ----     ----      ----      ----
Consolidated Pretax Income
  From Continuing Operations
  Before Changes in
  Accounting Principles   $1,698.6  $  662.8  $1,193.5  $1,626.3  $1,418.1

Interest from Continuing
  Operations                 129.2      96.1     108.4      87.1      94.7

Less Interest Capitalized
  During the Period from
  Continuing Operations      (25.4)    (25.5)    (35.2)    (48.1)    (27.3)
                              ----      ----      ----      ----      ----

Earnings                  $1,802.4  $  733.4  $1,266.7  $1,665.3  $1,485.5
                           =======   =======   =======   ======    =======

Fixed Charges:

  Interest Expense from
  Continuing Operations  $  129.2   $   96.1   $ 108.4    $ 87.1    $ 94.7
                          =======    =======    ======    ======     =====

Ratio of Earnings to
   Fixed Charges             14.0        7.6      11.7      19.1      15.7
                            ======     ======    ======    ======    ======
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